Exhibit 99.1
January 26, 2022
Phoenix, Arizona

Knight-Swift Transportation Holdings Inc. Reports Fourth Quarter 2021 Revenue and Earnings
Knight-Swift Transportation Holdings Inc. (NYSE: KNX) ("Knight-Swift" or "the Company"), one of the largest and most diversified freight transportation companies, operating the largest full truckload fleet in North America, today reported fourth quarter 2021 net income attributable to Knight-Swift of $254.6 million and Adjusted Net Income Attributable to Knight-Swift of $268.7 million. GAAP earnings per diluted share for the fourth quarter of 2021 were $1.52, compared to $0.84 for the fourth quarter of 2020. The Adjusted EPS was $1.61 for the fourth quarter of 2021, compared to $0.94 for the fourth quarter of 2020.

Key Financial Highlights
Each reportable segment grew revenue while improving margins, leading to consolidated revenue growth of 38.8%, excluding truckload and less-than-truckload ("LTL") fuel surcharge, and an improvement of 75.8% in consolidated operating income to $342.2 million in the fourth quarter of 2021, as compared to the same quarter last year. Net Income Attributable to Knight-Swift increased by 78.9% to $254.6 million.
•Truckload — 74.7% Adjusted Operating Ratio within our Truckload segment, a 460 basis point improvement, supported by continued year-over-year revenue growth, which marks the sixth consecutive quarter of revenue growth year-over-year.
•Logistics — 84.9% Adjusted Operating Ratio within our Logistics segment. Load count grew by 84.0%, leading to a 139.5% increase in revenue, excluding intersegment transactions.
•LTL — 90.3% Adjusted Operating Ratio, which includes the results of AAA Cooper Transportation ("ACT"), as well as the results of Midwest Motor Express ("MME") from December 6, 2021 through December 31, 2021. See discussion under "Recent Acquisition" below. On an annualized basis, the LTL segment represents approximately 14% of consolidated revenue, excluding truckload and LTL fuel surcharge.
•Intermodal — 81.2% operating ratio within our Intermodal segment, a 1,360 basis point improvement with year-over-year revenue growth of 7.5%.

	Quarter Ended December 31, [1]
	2021	2020	Change
	(Dollars in thousands, except per share data)
Total revenue	$1,816,859	$1,277,961	42.2%
Revenue, excluding truckload and LTL fuel surcharge	$1,675,341	$1,207,202	38.8%
Operating income	$342,236	$194,691	75.8%
Adjusted Operating Income [2]	$360,264	$216,975	66.0%
Net income attributable to Knight-Swift	$254,616	$142,329	78.9%
Adjusted Net Income Attributable to Knight-Swift [2]	$268,670	$158,826	69.2%
Earnings per diluted share	$1.52	$0.84	81.0%
Adjusted EPS [2]	$1.61	$0.94	71.3%
1For information regarding comparability of the reported results due to acquisitions, refer to footnote 1 of the Condensed Consolidated Statements of Comprehensive Income in the schedules following this release.
2See GAAP to non-GAAP reconciliation in the schedules following this release.

Dave Jackson, CEO of Knight-Swift, commented, "For the full year 2021, we crossed one billion dollars in Adjusted Operating Income1 with $1.023 billion. We generated $908 million in Free Cash Flow1 for 2021 and invested $1.5 billion in acquisitions (net of cash balances acquired). Following our merger between Knight and Swift in September 2017, our Adjusted Operating Income1 has grown at a compounded annual growth rate ("CAGR") of 33%. Also, since the merger, $721 million has been returned to stockholders in the form of quarterly dividends and stock repurchases. Our success in the truckload market has enabled us to make significant strategic investments for future growth. We are building a nationwide LTL network with current regional coverage in the Southeast and Northwest with $927 million in annualized total revenues. We believe our pattern of preserving local culture and relationships while leveraging the network, scale, and technology of Knight-Swift will continue to be successful in growing LTL as it has been in full truckload. We have invested significant resources into building our freight platform which is creating value for our customers, in the form of additional trailer-pool capacity, and to our smaller partner carriers who desire to participate in our network. This platform is a combination of our proprietary technology, sizeable diverse freight network, partnerships with small carriers, and the truckload industry’s largest trailer fleet. Evidence of the success and growth includes the 84.0% load count growth and 20.7% gross margin in our Logistics segment. We are grateful for the efforts of our hard-working team members in navigating the unique conditions of global supply chains as we continue to do our part to serve our stakeholders safely in a socially responsible way."
Recent Acquisition — On December 6, 2021 we acquired Bismarck, North Dakota based Midwest Motor Express, Inc. ("MME"). MME provides LTL, full truckload, and other transportation services to a diverse customer base in its service territory in the upper midwestern and great northwestern regions of the United States. The results of MME beginning December 6, 2021 are included within the LTL segment in our consolidated results.
Other (Expense) Income, net — We incurred $8.1 million of expense within "Other (expense) income, net" in the condensed consolidated statements of comprehensive income in the fourth quarter of 2021, representing an unfavorable change of $9.9 million, as compared to income of $1.8 million in the fourth quarter of 2020. The year-over-year change was primarily driven by net losses within our portfolio of investments, including our investment in Embark Trucks Inc during the quarter.
Income Taxes — The effective tax rate was 22.2% for the fourth quarter of 2021, compared to 26.2% for the fourth quarter of 2020. The current quarter effective tax rate was favorably impacted by a reduction in state deferred taxes due to acquisitions and adjustments to state tax rates and apportionment. We expect the full-year 2022 effective tax rate to be approximately 25%.
Dividend — On November 3, 2021 our board of directors declared a quarterly cash dividend of $0.10 per share of common stock. The dividend was payable to the Company's stockholders of record as of December 3, 2021 and was paid on December 27, 2021.
________
1See GAAP to non-GAAP reconciliation in the schedules following this release.

2

Segment Financial Performance
Truckload Segment

	Quarter Ended December 31,
	2021	2020	Change
	(Dollars in thousands)
Revenue, excluding fuel surcharge and intersegment transactions	$992,692	$940,912	5.5%
Operating income	$250,953	$194,609	29.0%
Adjusted Operating Income [1]	$251,318	$195,009	28.9%
Operating ratio	77.3%	80.8%	(350	bps)
Adjusted Operating Ratio [1]	74.7%	79.3%	(460	bps)

1See GAAP to non-GAAP reconciliation in the schedules following this release.
Our Truckload segment includes our irregular route, dedicated, refrigerated, expedited, flatbed, and cross-border operations across our brands with 13,199 irregular route tractors and 4,756 dedicated tractors. The Adjusted Operating Ratio improved by 460 basis points to 74.7%, leading to a 28.9% improvement in Adjusted Operating Income. We grew revenue, excluding fuel surcharge and intersegment transactions by 5.5% on a year-over-year basis. Shipping demand remains strong, leading to more project business opportunities during the quarter, which contributed to a 25.4% increase in revenue per loaded mile, excluding fuel surcharge and intersegment transactions. Miles per tractor decreased by 12.3%, primarily as a result of a 9.4% shorter length of haul. These factors ultimately led to an 8.5% increase in average revenue per tractor and improved margins.
Logistics Segment

	Quarter Ended December 31,
	2021	2020	Change
	(Dollars in thousands)
Revenue, excluding intersegment transactions	$299,426	$125,039	139.5%
Operating income	$44,859	$11,010	307.4%
Adjusted Operating Income [1]	$45,193	$11,010	310.5%
Operating ratio	85.3%	91.4%	(610	bps)
Adjusted Operating Ratio [1]	84.9%	91.2%	(630	bps)

1See GAAP to non-GAAP reconciliation in the schedules following this release.
Demand for our logistics service offering grew throughout the quarter, as we continue to leverage our fleet of approximately 70,000 trailers for our Power-only service offering. Logistics revenue increased 139.5% as we grew load count by 84.0%, while increasing revenue per load by 30.2%. The Adjusted Operating Ratio improved to 84.9%, resulting in a 310.5% increase in Adjusted Operating Income. Brokerage gross margin was 20.7% in the fourth quarter of 2021, compared to 16.4% in the fourth quarter of 2020.
Within Power-only, which excludes the operations of our intermodal drayage and port services, revenue grew by 320.7% as a result of a 132.3% increase in load volumes. Our Power-only service offering represented approximately 39.1% of brokerage load volumes during the fourth quarter of 2021. Through our Select platform, we digitally matched nearly 5,300 carriers with available capacity to available loads during the fourth quarter of 2021.

3

LTL Segment 1

Quarter Ended December 31,
2021
(Dollars in thousands)
Revenue, excluding fuel surcharge	$177,885
Operating income	$13,700
Adjusted Operating Income [2]	$17,326
Operating ratio	93.3%
Adjusted Operating Ratio [2]	90.3%

1For information regarding comparability of the reported results due to acquisitions, refer to footnote 1 of the Condensed Consolidated Statements of Comprehensive Income in the schedules following this release.
2See GAAP to non-GAAP reconciliation in the schedules following this release.
Our LTL segment operates nearly 3,000 tractors and 7,900 trailers across approximately 100 facilities with a door count of over 4,200. We generated $177.9 million in revenue, excluding fuel surcharge and a 90.3% Adjusted Operating Ratio during the fourth quarter of 2021 within the LTL segment, which includes the results of MME beginning December 6, 2021. Revenue, excluding fuel surcharge, per hundredweight was $13.05 an 8.4% increase over the fourth quarter of 2020, while revenue per shipment, excluding fuel surcharge increased 8.6% to $144.92.
We are pleased with the results of ACT and MME and we are encouraged with the synergy opportunities the teams have identified and expect to improve the cost structure. We anticipate a sequential increase in volume and profitability in the first quarter of 2022 from new awards identified through our combined networks, and we expect to continue to capitalize on network and revenue opportunities in the future. We feel confident we are on pace to achieve our goal of an 85% Adjusted Operating Ratio in the coming years.
Intermodal Segment

	Quarter Ended December 31,
	2021	2020	Change
	(Dollars in thousands)
Revenue, excluding intersegment transactions	$123,564	$114,969	7.5%
Operating income	$23,247	$6,019	286.2%
Operating ratio	81.2%	94.8%	(1,360	bps)

1See GAAP to non-GAAP reconciliation in the schedules following this release.
Revenue grew by 7.5% while the operating ratio improved from 94.8% to 81.2%, resulting in $17.2 million increase in operating income. Continued rail congestion and rail allocations resulted in a reduction in load count, but contributed to a 39.2% increase in revenue per load. During the quarter, we were able to leverage available equipment to support customer projects that led to improved margins. We anticipate operational improvements in cost structure and network design as we continue to transition to a new western rail partner in the first quarter of 2022. To position Intermodal for continued growth, we are in the process of growing our container count and plan to add approximately 2,000 containers during the year. Our long-term structural improvements in the margins of our business are ultimately expected to lead to an Adjusted Operating Ratio in the high-80s to mid-90s. We expect load volumes to increase in the back half of the year.

4

Non-reportable Segments

	Quarter Ended December 31,
	2021	2020	Change
	(Dollars in thousands)
Total revenue	$99,557	$40,741	144.4%
Operating income (loss)	$9,477	$(16,947)	155.9%

The non-reportable segments include support services provided to our customers, independent contractors, and third party carriers (including repair and maintenance shop services, equipment leasing, warranty services, and insurance), trailer parts manufacturing, certain warehousing activities, as well as certain corporate expenses (such as legal settlements and accruals, and $11.6 million in quarterly amortization of intangibles related to the 2017 merger and certain acquisitions). Strong demand for the services within our non-reportable segments led to 144.4% revenue growth, which resulted in operating income improving by 155.9%. The revenue growth was primarily related to expanded services to third-party carriers (including insurance through Iron Truck Services), increased demand for our equipment leasing services, and revenue improvement within our warehousing activities. In the fourth quarter of 2020, profitability was negatively impacted by the expense associated with the change in fair value of a deferred earnout related to the 2020 acquisition of a warehousing company and an impairment of an investment related to alternative fuel.

Consolidated Liquidity, Capital Resources, and Earnings Guidance
Cash Flow Sources (Uses) 1

	Year-to-Date December 31,
	2021	2020	Change
	(In thousands)
Net cash provided by operating activities	$1,190,153	$919,645	$270,508
Net cash used in investing activities	(1,816,733)	(480,712)	(1,336,021)
Net cash provided by (used in) financing activities	779,326	(443,884)	1,223,210
Net increase (decrease) in cash, restricted cash, and equivalents [2]	$152,746	$(4,951)	$157,697
Net capital expenditures	$(282,016)	$(387,837)	$105,821

1For information regarding comparability of the reported results due to acquisitions, refer to footnote 1 of the Condensed Consolidated Statements of Comprehensive Income in the schedules following this release.
2"Net increase in cash, restricted cash, and equivalents" is derived from changes within "Cash and cash equivalents," "Cash and cash equivalents – restricted," and the long-term portion of restricted cash included in "Other long-term assets" in the condensed consolidated balance sheets.
Liquidity and Capitalization — As of December 31, 2021, we had a balance of $1.2 billion of unrestricted cash and available liquidity and $6.5 billion of stockholders' equity. The face value of our debt, net of unrestricted cash ("Net Debt") was $1.8 billion as of December 31, 2021, which is a $1.1 billion increase from December 31, 2020. On July 5, 2021, we acquired ACT and borrowed $1.2 billion to finance the transaction (the "2021 Term Loan"). The 2021 Term Loan, as well as our previous $1.1 billion unsecured credit facility, was replaced in September 2021 in connection with entry into our $2.3 billion unsecured credit facility. Free Cash Flow3 for the full year 2021 was $908.1 million. During 2021, we generated $1.2 billion in operating cash flows, we paid down $48.2 million in cash on our operating lease liabilities (gross of $73.8 million of lease modifications and leases obtained through acquisitions), paid down our finance lease liabilities by $108.2 million, spent $1.5 billion on four acquisitions (net of cash balances acquired), repurchased $57.2 million worth of our shares, and issued $63.5 million in dividends to our stockholders.
________
3See GAAP to non-GAAP reconciliation in the schedules following this release.

5

Equipment and Capital Expenditures — Gain on sale of revenue equipment increased to $27.1 million in the fourth quarter of 2021, compared to $3.2 million in the same quarter of 2020. The average age of the tractor fleet within our Truckload Segment was 2.5 years in the fourth quarter of 2021, compared to 2.2 years in the same quarter of 2020. The average age of the tractor fleet within our LTL segment was 4.2 years in the fourth quarter of 2021. Capital expenditures, net of disposal proceeds, were $282.0 million in 2021. We expect net cash capital expenditures will be in the range of $550.0 – $600.0 million for full-year 2022. Our net cash capital expenditures primarily represent replacements of existing tractors and trailers, as well as investment in our terminal network, driver amenities, and technology.
Guidance — We expect that Adjusted EPS1 for full-year 2022 will range from $5.10 to $5.30. Our expected Adjusted EPS1 range is based on the current truckload, LTL, and general market conditions, recent trends, and the current beliefs, assumptions, and expectations of management, as follows:
•Double-digit truckload contract rate increases while spot trends continue through the first half of the year
•Stable truck count with a modest sequential improvement in miles per tractor
•Strong Intermodal margins in the first half but normalizing in the high 80's to low 90's by the end of the year
•Intermodal load volume down in the first half of the year and growing in the back half
•Logistics revenue growth over 20% with an operating ratio in the high 80's to low 90's
•Year-over-year increases in LTL revenue with improved margins
•Continued growth in revenue and operating income in our non-reportable segments
•Inflationary pressure in most cost areas including driver related expenses, maintenance, equipment, and non-driving labor
•Approximate tax rate of 25.0% for the full year 2022
•Net Cash Capex for the full year 2022 expected range of $550.0 - $600.0 million
The factors described under "Forward-Looking Statements," among others, could cause actual results to materially vary from this guidance. Further, we cannot estimate on a forward-looking basis, the impact of certain income and expense items on our earnings per share, because these items, which could be significant, may be infrequent, are difficult to predict, and may be highly variable. As a result, we do not provide a corresponding GAAP measure for, or reconciliation to, our Adjusted EPS1 guidance.
________
1Our calculation of Adjusted EPS starts with GAAP diluted earnings per share and adds back the after-tax impact of intangible asset amortization (which is expected to be approximately $0.29 for full-year 2022), as well as noncash impairments and certain other unusual items, if any.

6

Other Information

About Knight-Swift
Knight-Swift Transportation Holdings Inc. is one of North America's largest and most diversified freight transportation companies, providing multiple truckload transportation and logistics services, as well as LTL services. Knight-Swift uses a nationwide network of business units and terminals in the United States and Mexico to serve customers throughout North America. In addition to operating the country's largest tractor fleet, Knight-Swift also contracts with third-party equipment providers to provide a broad range of truckload services to our customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors.

Investor Relations Contact Information
David A. Jackson, President and Chief Executive Officer, or Adam W. Miller, Chief Financial Officer: (602) 606-6349

Forward-Looking Statements
This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," ''focus," "outlook," "foresee," "will," "could," "should," "may," "feel", "goal," "continue," or similar expressions, which speak only as of the date the statement was made. Such statements are forward-looking statements and are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation: any projections of or guidance regarding earnings, earnings per share, revenues, cash flows, dividends, share repurchases, leverage ratio, capital expenditures, or other financial items; any statement of plans, strategies, and objectives of management for future operations; any statements concerning proposed acquisition plans, new services or developments; any statements regarding future economic, industry, or Company conditions or performance, including, without limitation, expectations regarding future supply or demand, volume, or truckload capacity, or any impacts of the COVID-19 global pandemic or other similar outbreaks; and any statements of belief and any statement of assumptions underlying any of the foregoing.  In this press release, such statements include, but are not limited to, statements concerning:
•any projections of or guidance regarding earnings, earnings per share, Adjusted EPS, revenues, cash flows, dividends, capital expenditures, or other financial items,
•future dividends,
•future effective tax rates,
•future performance of our reportable segments, including network design, cost structure, Adjusted Operating Ratio and volumes within our Intermodal segment, and expected Adjusted Operating Ratio and volumes within our LTL segment,
•future capital structure, capital allocation, growth strategies and opportunities, and liquidity, and
•future capital expenditures, including nature and funding of capital expenditures.
Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions, and expectations of management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factors section of Knight-Swift's Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, and various disclosures in our press releases, stockholder reports, and other filings with the SEC.

7

Financial Statements

Condensed Consolidated Statements of Comprehensive Income (Unaudited) [1]

	Quarter Ended December 31,		Year-to-Date December 31,
	2021	2020	2021	2020
	(In thousands, except per share data)
Revenue:
Revenue, excluding truckload and LTL fuel surcharge	$1,675,341	$1,207,202	$5,531,890	$4,369,207
Truckload and LTL fuel surcharge	141,518	70,759	466,129	304,656
Total revenue	1,816,859	1,277,961	5,998,019	4,673,863
Operating expenses:
Salaries, wages, and benefits	523,116	386,121	1,771,772	1,483,188
Fuel	155,543	103,368	546,256	416,307
Operations and maintenance	87,171	70,855	313,505	275,290
Insurance and claims	87,202	48,072	275,378	192,840
Operating taxes and licenses	27,544	22,895	98,784	87,422
Communications	6,202	4,751	22,486	19,596
Depreciation and amortization of property and equipment	140,505	120,289	522,596	460,775
Amortization of intangibles	15,847	11,474	55,299	45,895
Rental expense	12,896	19,193	55,161	86,640
Purchased transportation	406,440	266,164	1,320,888	936,649
Impairments	299	4,080	299	5,335
Miscellaneous operating expenses	11,858	26,008	49,898	99,488
Total operating expenses	1,474,623	1,083,270	5,032,322	4,109,425
Operating income	342,236	194,691	965,697	564,438
Other (expenses) income:
Interest income	364	333	1,173	1,928
Interest expense	(7,168)	(3,949)	(21,140)	(17,309)
Other (expense) income, net	(8,112)	1,778	28,905	11,254
Total other (expenses) income, net	(14,916)	(1,838)	8,938	(4,127)
Income before income taxes	327,320	192,853	974,635	560,311
Income tax expense	72,716	50,472	230,887	149,676
Net income	254,604	142,381	743,748	410,635
Net income (loss) attributable to noncontrolling interest	12	(52)	(360)	(633)
Net income attributable to Knight-Swift	$254,616	$142,329	$743,388	$410,002
Other comprehensive income (loss)	315	—	(563)	—
Comprehensive income	$254,931	$142,329	$742,825	$410,002

Earnings per share:
Basic	$1.53	$0.85	$4.48	$2.42
Diluted	$1.52	$0.84	$4.45	$2.40

Dividends declared per share:	$0.10	$0.08	$0.38	$0.32

Weighted average shares outstanding:
Basic	165,971	168,086	165,860	169,711
Diluted	167,332	168,979	167,060	170,549
________
1The reported results do not include the results of operations of ACT and its subsidiary prior to its acquisition by Knight-Swift on July 5, 2021 in accordance with the accounting treatment applicable to the transaction. The reported results do not include the results of operations of MME and its subsidiaries prior to its acquisition by Knight-Swift on December 6, 2021 in accordance with the accounting treatment applicable to the transaction.

8

Condensed Consolidated Balance Sheets (Unaudited)[1]

	December 31, 2021	December 31, 2020
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$261,001	$156,699
Cash and cash equivalents – restricted	87,241	39,328
Restricted investments, held-to-maturity, amortized cost	5,866	9,001
Trade receivables, net of allowance for doubtful accounts of $21,663 and $22,093, respectively	911,336	578,479
Contract balance – revenue in transit	22,936	14,560
Prepaid expenses	90,507	71,649
Assets held for sale	8,166	29,756
Income tax receivable	909	2,903
Other current assets	26,318	20,988
Total current assets	1,414,280	923,363
Property and equipment, net	3,555,364	2,992,652
Operating lease right-of-use assets	147,540	113,296
Goodwill and intangible assets, net	5,346,184	4,312,209
Other long-term assets	192,132	126,482
Total assets	$10,655,500	$8,468,002

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$224,844	$101,001
Accrued payroll and purchased transportation	217,084	160,888
Accrued liabilities	128,536	88,894
Claims accruals – current portion	206,607	174,928
Finance lease liabilities and long-term debt – current portion	262,423	52,583
Operating lease liabilities – current portion	35,322	47,496
Accounts receivable securitization – current portion	—	213,918
Total current liabilities	1,074,816	839,708
Revolving line of credit	260,000	210,000
Long-term debt – less current portion	1,037,552	298,907
Finance lease liabilities – less current portion	256,166	138,243
Operating lease liabilities – less current portion	107,614	69,852
Accounts receivable securitization – less current portion	278,483	—
Claims accruals – less current portion	210,714	174,814
Deferred tax liabilities	874,877	815,941
Other long-term liabilities	11,828	48,497
Total liabilities	4,112,050	2,595,962
Stockholders’ equity:
Common stock	1,660	1,665
Additional paid-in capital	4,350,913	4,301,424
Accumulated other comprehensive loss	(563)	—
Retained earnings	2,181,142	1,566,759
Total Knight-Swift stockholders' equity	6,533,152	5,869,848
Noncontrolling interest	10,298	2,192
Total stockholders’ equity	6,543,450	5,872,040
Total liabilities and stockholders’ equity	$10,655,500	$8,468,002
________
1The reported balances include ACT and MME as of December 31, 2021

9

Segment Operating Statistics (Unaudited)

	Quarter Ended December 31,				Year-to-Date December 31,
	2021	2020		Change	2021	2020		Change
Truckload
Average revenue per tractor [1]	$55,288	$50,934		8.5%	$204,299	$188,672		8.3%
Non-paid empty miles percentage	14.5%	13.3%	120	bps	13.4%	13.1%	30	bps
Average length of haul (miles)	388	426		(8.9%)	403	425		(5.2%)
Miles per tractor	19,540	22,268		(12.3%)	81,629	90,993		(10.3%)
Average tractors	17,955	18,473		(2.8%)	18,019	18,448		(2.3%)
Average trailers [2]	69,096	57,644		19.9%	67,606	57,722		17.1%

Logistics
Revenue per load [3]	$2,805	$2,155		30.2%	$2,439	$1,689		44.4%
Gross margin	20.7%	16.4%	430	bps	18.1%	14.5%	360	bps

LTL 4 5
Shipments per day	16,445	N/A		N/A	16,438	N/A		N/A
Weight per shipment (pounds)	1,110	N/A		N/A	1,111	N/A		N/A
Average length of haul (miles)	521	N/A		N/A	518	N/A		N/A
Revenue per shipment	$165.84	N/A		N/A	$161.66	N/A		N/A
Revenue xFSR per shipment	$144.92	N/A		N/A	$141.57	N/A		N/A
Revenue per hundredweight	$ 14.93	N/A		N/A	$ 14.55	N/A		N/A
Revenue xFSR per hundredweight	$ 13.05	N/A		N/A	$ 12.75	N/A		N/A
Average tractors [6]	2,843	N/A		N/A	2,735	N/A		N/A
Average trailers [7]	7,624	N/A		N/A	7,413	N/A		N/A

Intermodal
Average revenue per load [3]	$3,444	$2,475		39.2%	$2,852	$2,342		21.8%
Load count	35,877	46,457		(22.8%)	160,774	166,977		(3.7%)
Average tractors	572	587		(2.6%)	597	577		3.5%
Average containers	10,857	10,848		0.1%	10,847	10,604		2.3%

1Computed with revenue, excluding fuel surcharge and intersegment transactions
2Includes 7,791 trailers related to leasing activities recorded within our non-reportable operating segments for the fourth quarter of 2021.
Includes 6,388 trailers to leasing activities recorded within our non-reportable operating segments for 2021.
3Computed with revenue, excluding intersegment transactions
4Operating statistics within the LTL segment exclude dedicated and other businesses
5Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
6Includes 705 tractors from ACT's and MME's dedicated and other businesses for the fourth quarter of 2021.
Includes 667 tractors from ACT's and MME's dedicated and other businesses for 2021.
7Includes 888 trailers from ACT's and MME's dedicated and other businesses for the fourth quarter of 2021.
Includes 860 trailers from ACT's and MME's dedicated and other businesses for 2021.

10

Non-GAAP Financial Measures and Reconciliations
The terms "Adjusted Net Income Attributable to Knight-Swift," "Adjusted Operating Income," "Adjusted EPS," "Adjusted Operating Ratio," and "Free Cash Flow," as we define them, are not presented in accordance with GAAP. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Adjusted Net Income Attributable to Knight-Swift, Adjusted EPS, Adjusted Operating Income, and Adjusted Operating Ratio as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. Management and the board of directors use Free Cash Flow as a key measure of our liquidity. Free Cash Flow does not represent residual cash flow available for discretionary expenditures. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.
Adjusted Net Income Attributable to Knight-Swift, Adjusted Operating Income, Adjusted EPS, Adjusted Operating Ratio, and Free Cash Flow are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Non-GAAP Reconciliation (Unaudited):
Adjusted Operating Income and Adjusted Operating Ratio 1 2

	Quarter Ended December 31,		Year-to-Date December 31,
	2021	2020	2021	2020
GAAP Presentation	(Dollars in thousands)
Total revenue	$1,816,859	$1,277,961	$5,998,019	$4,673,863
Total operating expenses	(1,474,623)	(1,083,270)	(5,032,322)	(4,109,425)
Operating income	$342,236	$194,691	$965,697	$564,438
Operating ratio	81.2%	84.8%	83.9%	87.9%

Non-GAAP Presentation
Total revenue	$1,816,859	$1,277,961	$5,998,019	$4,673,863
Truckload and LTL fuel surcharge	(141,518)	(70,759)	(466,129)	(304,656)
Revenue, excluding truckload and LTL fuel surcharge	1,675,341	1,207,202	5,531,890	4,369,207

Total operating expenses	1,474,623	1,083,270	5,032,322	4,109,425
Adjusted for:
Truckload and LTL fuel surcharge	(141,518)	(70,759)	(466,129)	(304,656)
Amortization of intangibles [3]	(15,847)	(11,474)	(55,299)	(45,895)
Change in fair value of deferred earnout [4]	—	(6,730)	—	(6,730)
Impairments [5]	(299)	(4,080)	(299)	(5,335)
Legal accruals [6]	(403)	—	2,481	(6,160)
COVID-19 incremental costs [7]	—	—	—	(12,259)
Transaction fees [8]	(1,479)	—	(4,445)	—
Adjusted Operating Expenses	1,315,077	990,227	4,508,631	3,728,390
Adjusted Operating Income	$360,264	$216,975	$1,023,259	$640,817
Adjusted Operating Ratio	78.5%	82.0%	81.5%	85.3%

11

1     Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating ratio to consolidated non-GAAP Adjusted Operating Ratio.
2    Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
3    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the 2017 Merger, the July 5, 2021 ACT acquisition, and other acquisitions.
4    "Change in fair value of deferred earnout" reflects the expense for the change in fair value of a deferred earnout related to the acquisition of a warehousing company, which is recorded in "Miscellaneous operating expenses."
5    "Impairments" reflects the following non-cash impairments:
•Fourth quarter 2021 impairments related to certain revenue equipment held for sale (within the the non-reportable segments and the Truckload segment);
•Fourth quarter 2020 impairments related to investments in certain alternative fuel technology (within the non-reportable segments) and certain revenue equipment held for sale (within the Truckload segment);
•Full-year 2020 also includes impairments of certain tractors (within the Truckload segment), certain legacy trailers (within the non-reportable segments) as a result of a softer used equipment market,and trailer tracking equipment (within the Truckload segment).
6    "Legal accruals" are included in "Miscellaneous operating expenses" in the condensed consolidated statements of comprehensive income and reflect the following:
•Third quarter 2021 reversal related to an accrued legal matter previously identified as probable in 2019. This was based on the recent decision of the appellate court, resulting in a change to a remote likelihood that a loss was incurred. Additional 2021 legal costs relate to certain class action lawsuits arising from employee and contract related matters.
•2020 legal costs related to certain class action lawsuits arising from employee and contract related matters.
7    "COVID-19 incremental costs" reflects costs incurred during 2020 that were directly attributable to the pandemic and were incremental to those incurred prior to the outbreak. These include payroll premiums paid to our drivers and shop mechanics, additional disinfectants and cleaning supplies, and various other pandemic-specific items. The costs are clearly separable from our normal business operations and are not expected to recur once the pandemic subsides.
8    "Transaction fees" consisted of legal and professional fees associated with the acquisitions of UTXL, ACT, and MME. The transaction fees are included within "Miscellaneous operating expenses" in the condensed consolidated statements of comprehensive income.

12

Non-GAAP Reconciliation (Unaudited):
Adjusted Net Income Attributable to Knight-Swift and Adjusted EPS 1 2

	Quarter Ended December 31,		Year-to-Date December 31,
	2021	2020	2021	2020
	(Dollars in thousands, except per share data)
GAAP: Net income attributable to Knight-Swift	$254,616	$142,329	$743,388	$410,002
Adjusted for:
Income tax expense attributable to Knight-Swift	72,716	50,472	230,887	149,676
Income before income taxes attributable to Knight-Swift	327,332	192,801	974,275	559,678
Amortization of intangibles [3]	15,847	11,474	55,299	45,895
Change in fair value of deferred earnout [4]	—	6,730	—	6,730
Impairments [5]	299	4,080	299	5,335
Legal accruals [6]	403	—	(2,481)	6,160
COVID-19 incremental costs [7]	—	—	—	12,259
Transaction fees [8]	1,479	—	4,445	—
Write-off of deferred debt issuance costs [9]	—	—	1,024	—
Adjusted income before income taxes	345,360	215,085	1,032,861	636,057
Provision for income tax expense at effective rate	(76,690)	(56,259)	(244,680)	(169,910)
Non-GAAP: Adjusted Net Income Attributable to Knight-Swift	$268,670	$158,826	$788,181	$466,147

Note: Because the numbers reflected in the table below are calculated on a per share basis, they may not foot due to rounding.

	Quarter Ended December 31,		Year-to-Date December 31,
	2021	2020	2021	2020
GAAP: Earnings per diluted share	$1.52	$0.84	$4.45	$2.40
Adjusted for:
Income tax expense attributable to Knight-Swift	0.43	0.30	1.38	0.88
Income before income taxes attributable to Knight-Swift	1.96	1.14	5.83	3.28
Amortization of intangibles [3]	0.09	0.07	0.33	0.27
Change in fair value of deferred earnout [4]	—	0.04	—	0.04
Impairments [5]	—	0.02	—	0.03
Legal accruals [6]	—	—	(0.01)	0.04
COVID-19 incremental costs [7]	—	—	—	0.07
Transaction fees [8]	0.01	—	0.03	—
Write-off of deferred debt issuance costs [9]	—	—	0.01	—
Adjusted income before income taxes	2.06	1.27	6.18	3.73
Provision for income tax expense at effective rate	(0.46)	(0.33)	(1.46)	(1.00)
Non-GAAP: Adjusted EPS	$1.61	$0.94	$4.72	$2.73

1Pursuant to the requirements of Regulation G, these tables reconcile consolidated GAAP net income attributable to Knight-Swift to non-GAAP consolidated Adjusted Net Income Attributable to Knight-Swift and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.
2Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
3Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 3.
4Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 4.
5Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 5.
6Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 6.
7Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 7.
8Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 8.
9"Write-off of deferred debt issuance costs" is included within "Other income, net" in the condensed consolidated statement of comprehensive income for 2021. The loss was incurred as a result of replacing the 2017 Debt Agreement with the 2021 Debt Agreement in September 2021.

13

Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio [1]

	Quarter Ended December 31,		Year-to-Date December 31,
Truckload Segment	2021	2020	2021	2020
GAAP Presentation	(Dollars in thousands)
Total revenue	$1,107,868	$1,011,719	$4,098,005	$3,786,030
Total operating expenses	(856,915)	(817,110)	(3,313,569)	(3,207,518)
Operating income	$250,953	$194,609	$784,436	$578,512
Operating ratio	77.3%	80.8%	80.9%	84.7%
Non-GAAP Presentation
Total revenue	$1,107,868	$1,011,719	$4,098,005	$3,786,030
Fuel surcharge	(115,001)	(70,759)	(415,606)	(304,656)
Intersegment transactions	(175)	(48)	(1,128)	(753)
Revenue, excluding fuel surcharge and intersegment transactions	992,692	940,912	3,681,271	3,480,621

Total operating expenses	856,915	817,110	3,313,569	3,207,518
Adjusted for:
Fuel surcharge	(115,001)	(70,759)	(415,606)	(304,656)
Intersegment transactions	(175)	(48)	(1,128)	(753)
Amortization of intangibles [2]	(324)	(324)	(1,295)	(1,296)
Impairments [3]	(41)	(76)	(41)	(1,131)
COVID-19 incremental costs [4]	—	—	—	(12,146)
Adjusted Operating Expenses	741,374	745,903	2,895,499	2,887,536
Adjusted Operating Income	$251,318	$195,009	$785,772	$593,085
Adjusted Operating Ratio	74.7%	79.3%	78.7%	83.0%

1     Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in historical Knight acquisitions.
3Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 5.
4Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 7.

14

Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio — Continued [1]

	Quarter Ended December 31,		Year-to-Date December 31,
Logistics Segment	2021	2020	2021	2020
GAAP Presentation	(Dollars in thousands)
Total revenue	$305,041	$127,521	$817,003	$375,841
Total operating expenses	(260,182)	(116,511)	(723,083)	(355,596)
Operating income	$44,859	$11,010	$93,920	$20,245
Operating ratio	85.3%	91.4%	88.5%	94.6%
Non-GAAP Presentation
Total revenue	$305,041	$127,521	$817,003	$375,841
Intersegment transactions	(5,615)	(2,482)	(18,314)	(10,742)
Revenue, excluding intersegment transactions	299,426	125,039	798,689	365,099

Total operating expenses	260,182	116,511	723,083	355,596
Adjusted for:
Intersegment transactions	(5,615)	(2,482)	(18,314)	(10,742)
Amortization of intangibles [2]	(334)	—	(765)	—
Adjusted Operating Expenses	254,233	114,029	704,004	344,854
Adjusted Operating Income	$45,193	$11,010	$94,685	$20,245
Adjusted Operating Ratio	84.9%	91.2%	88.1%	94.5%

LTL Segment [3]	Quarter Ended December 31, 2021	Year-to-Date December 31, 2021
GAAP Presentation	(Dollars in thousands)
Total revenue	$204,402	$396,308
Total operating expenses	(190,702)	(365,139)
Operating income	$13,700	$31,169
Operating ratio	93.3%	92.1%
Non-GAAP Presentation
Total revenue	$204,402	$396,308
Fuel surcharge	(26,517)	(50,523)
Revenue, excluding fuel surcharge	177,885	345,785

Total operating expenses	190,702	365,139
Adjusted for:
Fuel surcharge	(26,517)	(50,523)
Amortization of intangibles [4]	(3,626)	(7,124)
Adjusted Operating Expenses	160,559	307,492
Adjusted Operating Income	$17,326	$38,293
Adjusted Operating Ratio	90.3%	88.9%

1Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the UTXL acquisition.
3Refer to Condensed Consolidated Statements of Comprehensive Income — footnote 1.
4"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the ACT and MME acquisitions.

15

Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio — Continued [1]

	Quarter Ended December 31,		Year-to-Date December 31,
Intermodal Segment	2021	2020	2021	2020
GAAP Presentation	(Dollars in thousands)
Total revenue	$123,622	$115,052	$458,867	$391,462
Total operating expenses	(100,375)	(109,033)	(416,807)	(392,405)
Operating income (loss)	$23,247	$6,019	$42,060	$(943)
Operating ratio	81.2%	94.8%	90.8%	100.2%
Non-GAAP Presentation
Total revenue	$123,622	$115,052	$458,867	$391,462
Intersegment transactions	(58)	(83)	(284)	(364)
Revenue, excluding intersegment transactions	123,564	114,969	458,583	391,098

Total operating expenses	100,375	109,033	416,807	392,405
Adjusted for:
Intersegment transactions	(58)	(83)	(284)	(364)
COVID-19 incremental costs [2]	—	—	—	(113)
Adjusted Operating Expenses	100,317	108,950	416,523	391,928
Adjusted Operating Income (Loss)	$23,247	$6,019	$42,060	$(830)
Adjusted Operating Ratio	81.2%	94.8%	90.8%	100.2%

Non-GAAP Reconciliation (Unaudited):
Free Cash Flow [3]

Year-to-Date December 31, 2021

GAAP: Cash flows from operations	$1,190,153
Adjusted for:
Proceeds from sale of property and equipment, including assets held for sale	252,080
Purchases of property and equipment	(534,096)
Non-GAAP: Free cash flow	$908,137

1Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 7.
3Pursuant to the requirements of Regulation G, this table reconciles GAAP cash flows from operations to non-GAAP Free Cash Flow.

16